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Contact:

Rick Ackel
Executive Vice President
Chief Financial Officer


Paige Bombino
Investor Relations
(408) 964-3610


FOR IMMEDIATE RELEASE: May 18, 2001

                    SANMINA ADOPTS SHAREHOLDERS' RIGHTS PLAN

     San Jose, California -- Sanmina Corporation ([NASDAQ: SANM]) announced today that its board of directors has adopted a Shareholders' Rights Plan. Under the plan, Sanmina will issue a dividend of one right for each share of common stock -- par value $0.01 per share -- of the company held by stockholders of record as of the close of business on June 15, 2001. The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the company. Sanmina added that the plan was not adopted in response to any attempt to acquire the company, and that it is not aware of any such efforts.

     Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock for $200.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Upon certain other events, unless redeemed for $0.001 per right, the rights will become exercisable by holders, other than rights held by an unsolicited third party acquirer, for shares of the company or of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

Company Profile

     Founded in 1980, Sanmina Corporation (www.sanmina.com) provides a cost-efficient, design and manufacturing solution to the world's leading original equipment manufacturers (OEMs) in the communications, medical industrial instrumentation, and high-speed computer sectors. Sanmina's complete end-to-end solution includes design, engineering, circuit fabrication of bare printed circuit boards, circuit board and backplane assembly, enclosures, cable assemblies, complete system integration and test, global order fulfillment, and end-of-life product services. OEMs benefit from this model by dealing with a single-source supply-chain and global supply-base, which helps them achieve cost efficiencies in material acquisition as well as flexibility to reduce lead times. Sanmina has more than 23,000 employees, 10 global technology solution centers, 65 manufacturing operations in 13 countries, and more than 6.5 million square feet of manufacturing capacity.

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